For Immediate Release	Contact:
Claire M. Chadwick
Executive Vice President and
Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: 201.444.7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Fourth Quarter and Year End 2018 Results

Midland Park, NJ - February 21, 2019 - Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, today announced earnings for the fourth quarter and full year ended December 31, 2018. Net income for the three months and year ended December 31, 2018 was reported at $1.8 million, or $0.20 per share, and $8.0 million, or $0.93 per share, respectively. For the three months and year ended December 31, 2017, net income was $48,000, or $0.01 per share, and $3.9 million, or $0.50 per share, respectively. Both the three months and year ended December 31, 2017 were impacted by a charge of $1.4 million as a result of the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017.

Commenting on the annual results, Stewardship Financial Corporation’s President and Chief Executive Officer, Paul Van Ostenbridge indicated, “2018 was another profitable year for the Corporation with positive growth in loans and continued excellent credit metrics. Our ongoing efforts remain focused on the fundamentals of our business, including low-cost deposit gathering and organic loan growth with disciplined underwriting standards.”

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Operating Results
Net interest income of $7.1 million and $28.2 million was reported for the three months and year ended December 31, 2018, respectively. Such represented an improvement over the $6.8 million and $26.4 million realized in the comparable prior year periods. The increase was primarily a result of increased interest income on loans due to both higher average balances and loan yields, partially offset by increased interest expense. With four interest rate increases during 2018, management increased rates on several accounts and offered special rates to attract new deposits which contributed to higher funding costs. Reflective of the current interest rate environment, net interest margin has remained relatively stable for the last several quarters. Net interest margins of 3.11% and 3.14% for the three months and year ended December 31, 2018, respectively, were relatively flat to the prior year periods. Van Ostenbridge stated, "Despite a challenging interest rate environment and navigating our intensely competitive market, we continue to appropriately price both loans and deposits. With respect to loans, we will not sacrifice our strong underwriting guidelines simply for the sake of loan growth."

For both the three months and year ended December 31, 2018, the Corporation recorded reversals of the allowance for loan losses resulting in negative provisions for loan losses of $10,000 and $1.6 million, respectively. This compared to positive provisions for loan losses of $75,000 and $655,000 for the three months and year ended December 31, 2017, respectively. Notwithstanding the growth in the loan portfolio, the negative loan loss provisions reflected, in part, net recoveries of previously charged off loan balances of $32,000 and $779,000 for the three months and year ended December 31, 2018, respectively. In addition, the negative provisions for loan losses reflected the continued improvement in the economic conditions and overall real estate climate in the primary business markets in which the Corporation operates.

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For the three months and year ended December 31, 2018, noninterest income was $996,000 and $3.4 million, respectively, compared to $850,000 and $3.3 million in the equivalent prior year periods. In connection with the establishment of a Small Business Administration ("SBA") department in late 2017, noninterest income for the three months and year ended December 31, 2018 included $64,000 and $193,000, respectively, of gains from the sale of the guaranteed portion of newly originated SBA loans. The three months and year ended December 31, 2018 also included $217,000 and $80,000, respectively, of mark-to-market adjustments of a CRA investment which is classified as an equity security. Such security has been owned for years for Community Reinvestment Act ("CRA") purposes, but in connection with the adoption of ASU 2016-01, equity securities now require a quarterly mark-to-market through the income statement. Offsetting these increases, for the three months and year ended December 31, 2018, the Corporation realized $192,000 and $186,000, respectively, of losses on calls and sales of securities primarily due to the sale of approximately $2.0 million of the above mentioned CRA investment during the year ended December 31, 2018. In addition, gain on sales of mortgage loans were $70,000 for the year ended December 31, 2018 compared to gains of $178,000 realized in the prior year.

Noninterest expenses were $5.7 million and $22.1 million for the three months and year ended December 31, 2018, respectively, compared to $5.1 million and $20.3 million in the same prior year periods. Increases in salaries and employee benefits represents an increase in staff to support the Corporation's operations and continued growth, including costs associated with the establishment of the previously mentioned SBA Lending Department. Additionally, advertising expenses for the year ended December 31, 2018 included certain costs associated with the launch of a new and improved website (ASBnow.bank) in the fall.

Results for the current year periods included the impact of a reduction in the Federal corporate income tax rate from 35% to 21% effective January 1, 2018 as a result of the enactment of the Tax Act. Partially offsetting

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the lower Federal corporate income tax rate was the enactment of legislation by the State of New Jersey in July of 2018, which increased the corporate state income tax rate to 11.5% from 9% for taxable income of $1.0 million or more retroactively to January 1, 2018. For the current three months and year ended December 31, 2018, the effective tax rate was 29.0% and 27.3%, respectively. As noted previously, the prior year periods reflected $1.4 million of additional tax expenses due to the revaluation of the Corporation's net deferred tax asset as a result of the reduction in the corporate Federal tax rate.

Balance Sheet / Financial Condition
At December 31, 2018, total assets of $955.6 million reflected a $26.9 million increase from assets of $928.8 million at December 31, 2017. Loans, which represent 76% of totals assets, contributed $22.8 million to the asset growth. The loan portfolio, during 2018, reflected greater prepayment activity than was experienced during 2017.

At December 31, 2018, total deposits were $782.1 million, showing net growth of $18.0 million since December 31, 2017. The Corporation reported net growth of $1.9 million in noninterest-bearing accounts and $16.1 million in interest-bearing accounts.

The Corporation continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized". The Tier 1 leverage ratio was 9.33% at December 31, 2018 compared to 8.88% at December 31, 2017. The total risk based capital ratios at December 31, 2018 and 2017 were 14.39% and 14.29%, respectively.

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About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The Bank is known for tithing 10% of its pre-tax profits to
Christian and local charities. To date, the Bank’s tithe donations total over $10.1 million. We invite you to visit our website at www.ASBnow.bank for additional information.

The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017

Selected Financial Condition Data:
Cash and cash equivalents	$16,823	$10,839	$13,529	$22,178	$21,270
Securities available for sale	108,811	109,764	112,594	106,467	109,259
Securities held to maturity	62,308	62,227	58,471	51,894	52,442
Other equity investments	1,648	3,661	3,694	3,706	3,756
FHLB stock	3,965	3,552	3,087	3,039	3,715
Loans held for sale	—	—	607	—	370
Loans receivable:
Loans receivable, gross	733,787	729,475	722,148	708,169	711,720
Allowance for loan losses	(7,926)	(7,904)	(8,353)	(8,445)	(8,762)
Other, net	(457)	(483)	(484)	(448)	(397)
Loans receivable, net	725,404	721,088	713,311	699,276	702,561
Bank owned life insurance	21,636	21,498	21,360	21,222	21,084
Other assets	15,035	15,484	15,034	14,659	14,309
Total assets	$955,630	$948,113	$941,687	$922,441	$928,766

Noninterest-bearing deposits	$174,717	$190,303	$188,343	$178,572	$172,861
Interest-bearing deposits	607,374	596,263	603,718	593,644	591,238
Total deposits	782,091	786,566	792,061	772,216	764,099
Other borrowings	65,700	56,800	46,700	48,760	63,760
Subordinated debentures and
subordinated notes	23,382	23,366	23,350	23,333	23,317
Other liabilities	4,307	3,462	3,388	3,760	3,925
Total liabilities	875,480	870,194	865,499	848,069	855,101
Shareholders' equity	80,150	77,919	76,188	74,372	73,665
Total liabilities and shareholders' equity	$955,630	$948,113	$941,687	$922,441	$928,766

Gross loans to deposits	93.82%	92.74%	91.17%	91.71%	93.14%

Equity to assets	8.39%	8.22%	8.09%	8.06%	7.93%

Shares outstanding	8,680,388	8,678,454	8,676,843	8,674,890	8,652,804
Book value per share	$9.23	$8.98	$8.78	$8.57	$8.51

Asset Quality Data:
Nonaccrual loans	$1,544	$1,271	$1,283	$1,136	$1,194
Loans past due 90 days or more and
accruing	—	—	—	—	—
Total nonperforming loans	1,544	1,271	1,283	1,136	1,194
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$1,544	$1,271	$1,283	$1,136	$1,194

Nonperforming loans to total loans	0.21%	0.17%	0.18%	0.16%	0.17%
Nonperforming assets to total assets	0.16%	0.13%	0.14%	0.12%	0.13%
Allowance for loan losses to total gross
loans	1.08%	1.08%	1.16%	1.19%	1.23%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2018	2017	2018	2017
Selected Operating Data:
Interest income	$9,377	$8,463	$35,999	$32,230
Interest expense	2,247	1,628	7,836	5,858
Net interest income	7,130	6,835	28,163	26,372
Provision for loan losses	(10)	75	(1,615)	655
Net interest income after provision for loan losses	7,140	6,760	29,778	25,717
Noninterest income:
Fees and service charges	628	533	2,228	2,111
Bank owned life insurance	138	141	552	526
Gain (loss) on calls and sales of securities	(192)	—	(186)	1
Gain on sales of mortgage loans	27	55	70	178
Gain on sales of SBA loans	64	—	193	—
Gain on sale of other real estate owned	—	—	—	13
Gain on equity investments	217	—	80	—
Miscellaneous	114	121	480	478
Total noninterest income	996	850	3,417	3,307
Noninterest expenses:
Salaries and employee benefits	3,200	2,888	12,636	11,455
Occupancy, net	430	414	1,701	1,630
Equipment	191	176	746	673
Data processing	496	442	1,947	1,811
Advertising	159	171	715	700
FDIC insurance premium	77	86	277	322
Charitable contributions	355	240	910	615
Bank-card related services	142	130	533	551
Other real estate owned, net	—	—	—	24
Miscellaneous	609	521	2,680	2,520
Total noninterest expenses	5,659	5,068	22,145	20,301
Income before income tax expense	2,477	2,542	11,050	8,723
Income tax expense	718	2,494	3,020	4,776
Net income	$1,759	$48	$8,030	$3,947

Weighted avg. no. of diluted common shares	8,679,304	8,648,191	8,672,840	7,906,791
Diluted earnings per common share	$0.20	$0.01	$0.93	$0.50

Return on average common equity	8.86%	0.26%	10.54%	5.86%

Return on average assets	0.73%	0.02%	0.86%	0.45%

Yield on average interest-earning assets	4.09%	3.82%	4.02%	3.83%
Cost of average interest-bearing liabilities	1.31%	0.97%	1.17%	0.91%
Net interest rate spread	2.78%	2.85%	2.85%	2.92%

Net interest margin	3.11%	3.09%	3.14%	3.13%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Selected Operating Data:
Interest income	$9,377	$9,215	$8,868	$8,539	$8,463
Interest expense	2,247	2,013	1,860	1,716	1,628
Net interest income	7,130	7,202	7,008	6,823	6,835
Provision for loan losses	(10)	(490)	(780)	(335)	75
Net interest and dividend income after provision for loan losses	7,140	7,692	7,788	7,158	6,760
Noninterest income:
Fees and service charges	628	542	551	507	533
Bank owned life insurance	138	138	138	138	141
Gain (loss) on calls and sales of securities	(192)	—	—	6	—
Gain on sales of mortgage loans	27	12	9	22	55
Gain on sales of SBA loans	64	70	59	—	—
Gain (loss) on equity investments	217	(34)	(29)	(74)	—
Miscellaneous	114	109	131	126	121
Total noninterest income	996	837	859	725	850
Noninterest expenses:
Salaries and employee benefits	3,200	3,198	3,129	3,109	2,888
Occupancy, net	430	426	403	442	414
Equipment	191	186	188	181	176
Data processing	496	489	478	484	442
Advertising	159	192	207	157	171
FDIC insurance premium	77	66	70	64	86
Charitable contributions	355	180	195	180	240
Bank-card related services	142	133	131	127	130
Miscellaneous	609	684	703	684	521
Total noninterest expenses	5,659	5,554	5,504	5,428	5,068
Income before income tax expense	2,477	2,975	3,143	2,455	2,542
Income tax expense	718	813	842	647	2,494
Net income	$1,759	$2,162	$2,301	$1,808	$48

Weighted avg. no. of diluted common shares	8,679,304	8,677,445	8,675,868	8,658,506	8,648,191
Diluted earnings per common share	$0.20	$0.25	$0.27	$0.21	$0.01

Return on average common equity	8.86%	11.14%	12.32%	9.92%	0.26%

Return on average assets	0.73%	0.90%	0.99%	0.80%	0.02%

Yield on average interest-earning assets	4.09%	4.04%	3.99%	3.94%	3.82%
Cost of average interest-bearing liabilities	1.31%	1.18%	1.12%	1.04%	0.97%
Net interest rate spread	2.78%	2.86%	2.87%	2.90%	2.85%

Net interest margin	3.11%	3.16%	3.16%	3.15%	3.09%

Stewardship Financial Corporation
Non-GAAP Reconciliation
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended December 31, 2017	For the year ended December 31, 2017

Net income	$48	$3,947
Impact of Tax Act	1,420	1,420
Adjusted net income	$1,468	$5,367

Weighted avg. no. of diluted common shares	8,648,191	7,906,791
Adjusted diluted earnings per common share	$0.17	$0.68

Adjusted return on average common equity	7.82%	7.96%

Adjusted return on average assets	0.63%	0.61%